Exhibit 4.1

DEPOSIT AGREEMENT

among

FIRST CITIZENS BANCSHARES, INC.,

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, as Depositary,

and

THE HOLDERS FROM TIME TO TIME OF

THE DEPOSITARY RECEIPTS DESCRIBED HEREIN

Dated as of September 14, 2026

i

Section 7.5	Depositary’s Agents	21
Section 7.6	Appointment of Registrar, Dividend Disbursing Agent and Redemption Agent in Respect of Receipts	21
Section 7.7	Holders of Receipts Are Parties	21
Section 7.8	Governing Law	21
Section 7.9	Inspection of Deposit Agreement	22
Section 7.10	Headings	22
Section 7.11	Force Majeure	22
Section 7.12	Further Assurances	22
Section 7.13	Confidentiality	22

EXHIBITS

Exhibit A	Form of Depositary Receipt

ii

DEPOSIT AGREEMENT dated as of September 14, 2026, among (i) First Citizens BancShares, Inc., a Delaware corporation, (ii) Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, and (iii) the Holders from time to time of the Receipts described herein;

WHEREAS, nothing herein shall be construed to require or imply that the Depositary shall hold, safeguard, or take custody of any shares of Series F Preferred Stock or other property, and the parties acknowledge that the role of the Depositary is limited to acting as registrar and recordkeeper with respect to the Depositary Shares and the underlying Series F Preferred Stock in accordance with the terms of this Deposit Agreement;

WHEREAS, it is desired to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of Series F Preferred Stock of the Corporation from time to time with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Receipts evidencing Depositary Shares in respect of the Series F Preferred Stock so deposited; and

WHEREAS, the Receipts are to be substantially in the form of Exhibit A attached hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions.

The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms used in this Deposit Agreement:

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purpose of this definition, “controlling,” “controlled by” or “under common control with,” mean the ownership, direct or indirect, of the power to direct or cause the direction of the operation or management and policies of a Person, whether through the ownership or control of voting interests, by contract or otherwise.

“Broadridge” shall mean Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company.

“Certificate of Designation” shall mean the Certificate of Designation filed by the Corporation with the Secretary of State of the State of Delaware creating the Series F Preferred Stock.

“Corporation” shall mean First Citizens BancShares, Inc., a Delaware corporation, and its successors.

“deposit” or “deposited” means the registration by the Depositary of Series F Preferred Stock in the name of the Depositary or its nominee on the share register maintained for the Series F Preferred Stock in exchange for the issuance of Receipts, pursuant to this Deposit Agreement.

“Deposit Agreement” shall mean this Deposit Agreement, as amended or supplemented from time to time in accordance with the terms hereof.

“Depositary” shall mean Broadridge, and any successor Depositary hereunder.

“Depositary Shares” shall mean the depositary shares, each representing 1/100th of one share of the Series F Preferred Stock, evidenced by a Receipt.

“Depositary’s Agent” shall mean an agent appointed by the Depositary pursuant to Section 7.5; provided, however, that the term “Depositary’s Agent” shall not include ordinary course vendors engaged by the Depositary in the ordinary course of business (and which have not been engaged specifically to provide services hereunder).

“Depositary’s Office” shall mean the office of the Depositary at which at any particular time its depositary receipt business shall be administered, which at the date of this Deposit Agreement is located at 51 Mercedes Way, Edgewood, NY 11717.

“DTC” shall mean The Depository Trust Company, together with its successors and assigns.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Event” shall mean with respect to any Global Registered Receipt:

(1) (A) the Global Receipt Depositor which is the Holder of such Global Registered Receipt notifies the Corporation that it is no longer willing or able to properly discharge its responsibilities under any Letter of Representations or that it is no longer eligible or in good standing under the Exchange Act and (B) the Corporation has not appointed a qualified successor Global Receipt Depository within 90 calendar days after the Corporation received such notice, or

(2) the Corporation in its sole discretion notifies the Depositary in writing that the Receipts or portion thereof issued or issuable in the form of one or more Global Registered Receipts shall no longer be represented by such Global Registered Receipt.

“Global Receipt Depository” shall mean, with respect to any Receipt issued hereunder, DTC or such other entity designated as Global Receipt Depository by the Corporation in or pursuant to this Deposit Agreement, which entity must be, to the extent required by any applicable law or regulation, a clearing agency registered under the Exchange Act.

“Global Registered Receipt” shall mean a global registered Receipt registered in the name of a nominee of DTC.

“Letter of Representations” shall mean any applicable agreement among the Corporation, the Depositary and a Global Receipt Depository with respect to such Global Receipt Depository’s rights and obligations with respect to any Global Registered Receipt, as the same may be amended, supplemented, restated or otherwise modified from time to time and any successor agreement thereto.

“Person” shall mean any natural person, partnership, joint venture, firm, corporation, limited liability company, limited liability partnership, unincorporated association, trust or other entity, and shall include any successor (by merger or otherwise) of the foregoing.

“Receipt” shall mean one of the depositary receipts issued hereunder, substantially in the form set forth as Exhibit A hereto, whether in definitive or temporary form, and evidencing a number of Depositary Shares held of record by a Record Holder.

“Record Holder” or “Holder” as applied to a Receipt shall mean the Person in whose name such Receipt is registered on the books of the Depositary maintained for such purpose.

“Redemption Date” shall have the meaning set forth in Section 2.8.

“Registrar” shall mean the Depositary or such other successor bank or trust company which shall be appointed by the Corporation to register ownership and transfers of Receipts and the deposited Series F Preferred Stock as herein provided. If a successor Registrar shall be so appointed, all references herein to “the books” of or maintained by the Depositary shall be deemed, as applicable, to refer as well to the register maintained by such Registrar for such purpose.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series F Preferred Stock” shall mean the shares of the Corporation’s 7.500% Non-Cumulative Perpetual Preferred Stock, Series F, par value $0.01 per share, with a liquidation preference of $100,000 per share (equivalent to $1,000 per Depositary Share).

“Transfer Agent” shall mean the Depositary or such other successor bank or trust company which shall be appointed by the Corporation to transfer the Receipts or the deposited shares of the Series F Preferred Stock, as the case may be, as herein provided.

“withdrawal” or “withdrawn” means the surrender of Receipts in exchange for the delivery of the corresponding shares of Series F Preferred Stock by the Depositary to the Holder.

ARTICLE II

FORM OF RECEIPTS, DEPOSIT OF SERIES F PREFERRED STOCK, EXECUTION AND DELIVERY, TRANSFER, SURRENDER AND REDEMPTION OF RECEIPTS

Section 2.1 Form and Transfer of Receipts.

The definitive Receipts shall be substantially in the form set forth in Exhibit A attached to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided (but which do not affect the rights, duties, obligations or immunities of the Depositary as set forth in this Deposit Agreement) and shall be engraved or otherwise prepared so as to comply with the applicable rules of any securities exchange on which the Depositary Shares may then be listed. Pending the preparation of definitive Receipts, the Depositary, upon the written order of the Corporation delivered in compliance with Section 2.2, shall be authorized and instructed to, and shall execute and deliver temporary Receipts which may be printed, lithographed, typewritten, mimeographed or otherwise substantially of the tenor of the definitive Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations (but which do not affect the rights, duties, obligations or immunities of the Depositary as set forth in this Deposit Agreement), with the Corporation’s prior approval, as the Persons executing such Receipts may reasonably determine necessary, as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Corporation and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at an office described in the penultimate paragraph of Section 2.2. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary is hereby authorized and instructed to, and shall execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts registered in the name (and only in the name) of the holder of the temporary receipt; provided that the Depositary has been provided with all necessary information that it may request in order to execute and deliver such definitive Receipt or Receipts. Such exchange shall be made at the Corporation’s expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement, and with respect to the Series F Preferred Stock, as definitive Receipts.

Any Receipt to be executed by the Depositary pursuant to this Deposit Agreement shall be executed by the manual or electronic signature of a duly authorized officer of the Depositary. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed manually or electronically by a duly authorized officer of the Depositary or, if a Registrar for the Receipts (other than the Depositary) shall have been appointed, by the manual, electronic or facsimile signature of a duly authorized officer of the Depositary and countersigned by the manual, electronic or facsimile signature by a duly authorized officer of such Registrar. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided.

Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.

Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement all as may be (i) reasonably required by the Depositary and approved by the Corporation, (ii) required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Series F Preferred Stock, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or (iii) to indicate any special limitations or restrictions to which any particular Receipt is subject (but which do not affect the rights, duties, obligations or immunities of the Depositary as set forth in this Deposit Agreement).

Title to Depositary Shares evidenced by a Receipt which is properly endorsed or accompanied by a properly executed instrument of transfer, shall be transferable by delivery of such Receipt with the same effect as if such Receipt were a negotiable instrument; provided, however, that until transfer of any particular Receipt shall be registered on the books of the Depositary as provided in Section 2.3, the Depositary may, notwithstanding any notice to the contrary, treat the Record Holder thereof at such time as the absolute owner thereof for the purpose of determining the Person entitled to distributions of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.

The Corporation shall have made a written request prior to the date hereof requesting that the Series F Preferred Stock and the associated Depositary Shares be set aside and reserved for issuance. On the date hereof, the Corporation shall provide the Depositary with an opinion of counsel (which may be an opinion of internal counsel) stating that: (i) all shares of Series F Preferred Stock have been registered under the Securities Act of 1933, as amended; (ii) all shares of Series F Preferred Stock have been validly issued and are fully paid and nonassessable; and (iii) upon due issuance by the Depositary of the Receipts evidencing the Depositary Shares against the deposit of Series F Preferred Stock in accordance with the provisions of this Deposit Agreement and payment therefor, the Receipts will entitle the persons in whose names the Receipts are registered to the rights specified therein and in this Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 2.2 Deposit of Series F Preferred Stock; Execution and Delivery of Receipts in Respect Thereof.

Subject to the terms and conditions of this Deposit Agreement, the Corporation may from time to time deposit shares of Series F Preferred Stock under this Deposit Agreement by delivery to the Depositary of a certificate or certificates (or in such other manner as may be agreed to by the Corporation and the Depositary), for such shares of Series F Preferred Stock to be deposited, properly endorsed in the name of the Depositary (or its nominee) or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement including a guarantee of the signature thereon by a participant in a Medallion Signature Guarantee Program at the guarantee level acceptable to the Transfer Agent (a “Signature Guarantee”) in a form reasonably satisfactory to the Depositary, together with (i) all such documentation or certifications as may be reasonably required by the Depositary pursuant to this Deposit Agreement, (ii) an instruction letter from the Corporation authorizing the Depositary to register such shares of the Series F Preferred Stock in book-entry form, each in form satisfactory to the Depositary, and (iii) a written order of the Corporation directing the Depositary to execute and deliver to, or upon the written order of, the Person or Persons stated in such order a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing such deposited shares of Series F Preferred Stock.

The shares of Series F Preferred Stock that are deposited pursuant to this Deposit Agreement shall be held by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine. The Depositary shall not lend any shares of Series F Preferred Stock deposited hereunder.

Upon receipt by the Depositary of a certificate or certificates for shares of Series F Preferred Stock to be deposited in accordance with the provisions of this Section 2.2, together with the other documents required as specified above, and upon recordation of the shares of Series F Preferred Stock on the books of the Corporation (or its duly appointed transfer agent) in the name of the Depositary (or its nominee), the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to or upon the written order of the Person or Persons named in the order delivered to the Depositary referred to in the first paragraph of this Section 2.2, a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing the shares of Series F Preferred Stock so deposited and registered in such name or names as may be requested by such Person or Persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office or such other offices, if any, as the Depositary may designate. Delivery at other offices shall be at the risk and expense of the Person requesting such delivery.

Subject to Broadridge’s existing transfer agency agreement currently in effect between Broadridge and the Corporation, the Corporation hereby appoints Broadridge as transfer agent and registrar in respect of the Series F Preferred Stock deposited with the Depositary hereunder, and Broadridge hereby accepts its appointment, which appointment shall be pursuant to the existing transfer agency agreement, as supplemented by the express terms and conditions set forth in this Deposit Agreement. With respect to the appointments of Broadridge as transfer agent and registrar in respect of the Series F Preferred Stock, Broadridge shall be entitled to the same rights, indemnities, immunities and benefits as the Depositary hereunder as if explicitly named in each such provision, in addition to Broadridge’s rights, indemnities, immunities and benefits as set forth in the existing transfer agency agreement between Broadridge and the Corporation.

Section 2.3 Registration of Transfer of Receipts.

The Corporation hereby appoints the Depositary as the Registrar and Transfer Agent for the Receipts and the Depositary hereby accepts such appointment, subject to the express terms and conditions of this Deposit Agreement (and no implied terms or conditions) and, as such, the Depositary shall register on its books from time to time transfers of Receipts upon any surrender thereof by the Holder in person or by duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer or endorsement, including a Signature Guarantee, together with evidence of the payment of any taxes or charges as may be required by law. Thereupon, the Depositary shall execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the Person entitled thereto. With respect to the appointment of the Depositary as Registrar and Transfer Agent in respect of the Receipts, the Depositary, in its respective capacities under such appointments, shall be entitled to the same rights, indemnities, immunities and benefits as the Depositary hereunder as if explicitly named in each such provision. Any references to the Depositary herein shall, to the extent applicable, also mean the Depositary as the Transfer Agent and Registrar.

Section 2.4 Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Series F Preferred Stock.

Upon surrender of a Receipt or Receipts at the Depositary’s Office or at such other offices as it may designate for the purpose of effecting a split-up or combination of such Receipt or Receipts, and the receipt by the Depositary of all other necessary information and documents, and subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered, and shall deliver such new Receipt or Receipts to or upon the order of the Holder of the Receipt or Receipts so surrendered.

Any Holder of a Receipt or Receipts may withdraw the number of whole shares of Series F Preferred Stock (and all money and other property, if any, represented thereby) by surrendering such Receipt or Receipts at the Depositary’s Office or at such other offices as the Depositary may designate for such withdrawals; provided, however that a Holder of a Receipt or Receipts may not withdraw such whole shares of Series F Preferred Stock (or money and other property, if any, represented thereby) which has previously been called for redemption. After such surrender and upon the receipt of written instructions from the Holder of such Receipt or Receipts, without unreasonable delay (provided that the Corporation has provided the Depositary with all necessary documentation and a sufficient amount of cash), the Depositary shall deliver to such Holder, or to the Person or Persons designated by such Holder as hereinafter provided, the number of whole shares of Series F Preferred Stock (and all money and other property, if any), represented by such Receipt or Receipts so surrendered for withdrawal, but Holders of such whole shares of Series F Preferred Stock will not thereafter be entitled to deposit such shares of Series F Preferred Stock hereunder or to receive a Receipt evidencing Depositary Shares therefor. If a Receipt delivered by the Holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Series F Preferred Stock to be withdrawn, the Depositary shall at the same time, in addition to such number of whole shares of Series F Preferred Stock and such money and other property, if any, to be so withdrawn, deliver to such Holder, or subject to Section 2.3 upon the written order of such Holder, a new Receipt evidencing such excess number of Depositary Shares. Delivery of such shares of the Series F Preferred Stock and such money and other property being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate, which, if required by the Depositary, shall be properly endorsed or accompanied by proper instruments of transfer. In the event that the Corporation is obligated to issue securities of the Corporation, pay cash and/or distribute other property pursuant to this Section 2.4, the Corporation shall make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Depositary, if and when necessary to comply with the terms of this Deposit Agreement, and until so received, the Depositary shall have no duties or obligations with respect to such securities, cash and/or other property. The Corporation acknowledges and agrees that Depositary’s ability to pay cash to Holders in a timely manner is dependent on timely receipt by the Depositary (or the financial institutions designated by the Depositary) of cash in an aggregate amount sufficient to pay such cash no later than 24 hours prior to the date of expected payment and the Depositary shall be excused from any failure to meet its obligations to provide or cause to be provided timely payments to the extent the Corporation fails to provide such cash no later than 24 hours to the Depositary (or the financial institutions designated by the Depositary) as reasonably necessary for the provision of such payment. Cash payments received from the Corporation less than 24 hours prior to payment of cash to Holders may incur additional rush processing fees.

In no event will fractional shares of Series F Preferred Stock (or any cash payment in lieu thereof) be delivered by the Depositary. Delivery of the Series F Preferred Stock and money and other property, if any, being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate.

If the Series F Preferred Stock and the money and other property, if any, being withdrawn are to be delivered to a Person or Persons other than the Record Holder of the related Receipt or Receipts being surrendered for withdrawal of such Series F Preferred Stock, such Holder shall execute and deliver to the Depositary a written order so directing the Depositary, and the Depositary may require that the Receipt or Receipts surrendered by such Holder for withdrawal of such shares of Series F Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank.

Delivery of the Series F Preferred Stock and the money and other property, if any, represented by Receipts surrendered for withdrawal shall be made by the Depositary at the Depositary’s Office, except that, at the request, risk and expense of the Holder surrendering such Receipt or Receipts and for the account of the Holder thereof, such delivery may be made at such other place as may be designated by such Holder.

Section 2.5 Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts.

As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary’s Agents or the Corporation may require (i) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Corporation shall have made such payment, the reimbursement to it) of any charges, taxes or expenses payable by the Holder of a Receipt pursuant to Section 5.8 (including any such tax or charge with respect to any shares of Series F Preferred Stock being deposited or withdrawn or any charges or expense pursuant to Section 3.2 and Section 5.7), (ii) the production of evidence satisfactory to it as to the identity and genuineness of any signature (which evidence may include a Signature Guarantee) and any other reasonable evidence of authority that may be required by the Depositary, and (iii) compliance with such additional requirements, if any, as the Depositary or the Corporation may reasonably establish consistent with the provisions of this Deposit Agreement and/or applicable law.

The deposit of shares of Series F Preferred Stock may be refused, the delivery of Receipts against such shares of Series F Preferred Stock may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of stockholders of the Corporation is closed or (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary’s Agents or the Corporation at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of this Deposit Agreement.

Section 2.6 Lost Receipts, etc.

In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary in its discretion may execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt, or in lieu of and in substitution for such destroyed, lost or stolen Receipt, upon (i) the filing by the Holder thereof with the Depositary of evidence satisfactory to the Depositary of such destruction or loss or theft of such Receipt, of the authenticity thereof and of his, her or its ownership thereof and (ii) the Holder thereof furnishing the Depositary with an affidavit and an indemnity or bond satisfactory to the Depositary. Such Holder shall also comply with such other reasonable regulations and pay such other reasonable charges as the Depositary may prescribe and as required by Section 8-405 of the Uniform Commercial Code in effect in the State of New York.

Section 2.7 Cancellation and Destruction of Surrendered Receipts.

All Receipts surrendered to the Depositary or any Depositary’s Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized and directed to destroy all Receipts so cancelled in accordance with the Depositary’s document retention/destruction policies and guidelines.

Section 2.8 Redemption of Series F Preferred Stock.

Whenever the Corporation shall be permitted and shall elect to redeem shares of Series F Preferred Stock in accordance with the terms of the Certificate of Designation, it shall (unless otherwise agreed to in writing with the Depositary) give or cause to be given to the Depositary, not less than 30 days and not more than 60 days prior to the Redemption Date (as defined below), notice of the date of such proposed redemption of Series F Preferred Stock and of the number of such shares held by the Depositary to be so redeemed and the applicable redemption price, which notice shall be accompanied by a certificate from the Corporation stating that such redemption of shares of Series F Preferred Stock is in accordance with the provisions of the Certificate of Designation. On the applicable Redemption Date, provided that the Corporation shall then have paid or caused to be paid in full to the Depositary the redemption price equal to $100,000 per share of Series F Preferred Stock to be redeemed no less than 24 hours prior to the expected payment date of such redemption price plus amounts in respect of declared and unpaid dividends, in accordance with the provisions of the Certificate of Designation, the Depositary shall redeem the number of Depositary Shares representing such shares of Series F Preferred Stock. The Depositary shall, if requested in writing and provided with all necessary information and documents, mail notice of the Corporation’s redemption of shares of Series F Preferred Stock and the proposed simultaneous redemption of the number of Depositary Shares representing such shares of the Series F Preferred Stock to be redeemed by first-class mail, postage prepaid, at the respective last addresses as they appear on the records of the Depositary or transmit by such other method approved by the Depositary (in its reasonable discretion), in either case not less than 30 days and not more than 60 days prior to the date fixed for redemption of such shares of Series F Preferred Stock and Depositary Shares (the “Redemption Date”), to the Record Holders of the Receipts evidencing the Depositary Shares to be so redeemed at the addresses of such Holders as they appear on the records of the Depositary; but neither failure to mail or transmit any such notice of redemption of Depositary Shares to one or more such Holders nor any defect in any notice of redemption of Depositary Shares to one or more such Holders shall affect the sufficiency of the proceedings for redemption as to the other Holders. Each such notice shall be prepared by the Corporation and shall state: (i) the Redemption Date; (ii) the number of Depositary Shares to be redeemed and, if less than all the Depositary Shares held by any such Holder are to be redeemed, the number of such Depositary Shares held by such Holder to be so redeemed; (iii) the applicable redemption price; (iv) the place or places where Receipts evidencing such Depositary Shares are to be surrendered for payment of the redemption price applicable to the Depositary Shares; and (v) that dividends in respect of the Series F Preferred Stock represented by such Depositary Shares to be redeemed will cease to accrue on such Redemption Date. In case less than all the outstanding Depositary Shares are to be redeemed, the Depositary Shares to be so redeemed shall be selected either pro rata or by lot or in such other manner as the Corporation may determine to be fair and equitable (which determination the Corporation will promptly notify the Depositary in writing). The Corporation acknowledges and agrees that the Depositary’s ability to pay the redemption price equal to $100,000 per share of Series F Preferred Stock plus accrued but unpaid dividends to Holders in a timely manner is dependent on timely receipt by the Depositary (or the financial institutions designated by the Depositary) of cash in an aggregate amount sufficient to pay such cash no later than 24 hours prior to the date of expected payment and the Depositary shall be excused from any failure to meet its obligations to provide or cause to be provided timely payments to the extent the Corporation fails to provide such cash no later than 24 hours to the Depositary (or the financial institutions designated by the Depositary) as reasonably necessary for the provision of such payment. Cash payments received from the Corporation less than 24 hours prior to payment of cash to Holders may incur additional rush processing fees.

Notice having been mailed or transmitted by the Depositary as aforesaid, from and after the Redemption Date (unless the Corporation shall have failed to provide the funds necessary to redeem the Series F Preferred Stock evidenced by the Depositary Shares called for redemption) (i) all dividends on the shares of Series F Preferred Stock so called for Redemption shall cease to accrue from and after such date, (ii) the Depositary Shares being redeemed from such proceeds shall be deemed no longer to be outstanding, (iii) all rights of the Holders of Receipts evidencing such Depositary Shares (except the right to receive the applicable redemption price) shall, to the extent of such Depositary Shares, cease and terminate, and (iv) upon surrender in accordance with such redemption notice of the Receipts evidencing any such Depositary Shares called for redemption (properly endorsed or assigned for transfer, if the Depositary or applicable law shall so require), such Depositary Shares shall be redeemed by the Depositary at a redemption price per Depositary Share equal to 1/100th of the redemption price for each share of Series F Preferred Stock so redeemed.

If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the Holder of such Receipt upon its surrender to the Depositary, together with the applicable redemption price for all of the Depositary Shares redeemed, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption.

Section 2.9 Bank Accounts.

With respect to cash deposited by the Corporation with the bank or financial institution designated by Broadridge (currently Wells Fargo or US Bank), Broadridge agrees to cause such bank or financial institution to establish and maintain a segregated, FDIC insured, non-interest-bearing demand deposit subaccount therefor in the name of Broadridge for the benefit of Corporation. Broadridge will only draw upon cash in such account(s) as required from time to time in order to make payments pursuant to this Deposit Agreement and any applicable tax withholding payments. Broadridge shall have no responsibility or liability for any diminution of funds that may result from any deposit in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, in the absence of fraud, bad faith or willful misconduct by or on behalf of Broadridge. Broadridge may from time to time receive interest from such bank or financial institution on an aggregate omnibus level. Broadridge shall not be obligated to pay such interest to Corporation, any holder or any other party. Broadridge is acting as an agent hereunder and is not a debtor of Corporation in respect of cash deposited hereunder.

Section 2.10 Receipts Issuable in Global Registered Form.

If the Corporation shall determine in a writing delivered to the Depositary that the Receipts are to be issued in whole or in part in the form of one or more Global Registered Receipts, then the Depositary shall, if instructed and provided with all necessary information, in accordance with the other provisions of this Deposit Agreement, execute and deliver one or more Global Registered Receipts evidencing the Receipts of such series which (i) shall represent, and shall be denominated in an amount equal to the aggregate principal amount of, the Receipts to be represented by such Global Registered Receipt or Receipts and (ii) shall be registered in the name of the Global Receipt Depository therefor or its nominee.

Notwithstanding any other provision of this Deposit Agreement to the contrary, unless otherwise provided in the Global Registered Receipt, a Global Registered Receipt may only be transferred in whole and only by the applicable Global Receipt Depository for such Global Registered Receipt to a nominee of such Global Receipt Depository, or by a nominee of such Global Receipt Depository to such Global Receipt Depository or another nominee of such Global Receipt Depository, or by such Global Receipt Depository or any such nominee to a successor Global Receipt Depository for such Global Registered Receipt selected or approved by the Corporation or to a nominee of such successor Global Receipt Depository. Except as provided below, owners solely of beneficial interests in a Global Registered Receipt shall not be entitled to receive physical delivery of the Receipts represented by such Global Registered Receipt. Neither any such beneficial owner nor any direct or indirect participant of a Global Receipt Depository shall have any rights under this Deposit Agreement with respect to any Global

Registered Receipt held on their behalf by a Global Receipt Depository and such Global Receipt Depository may be treated by the Corporation, the Depositary and any director, officer, employee or agent of the Corporation or the Depositary as the Holder of such Global Registered Receipt for all purposes whatsoever. Unless and until definitive Receipts are delivered to the owners of the beneficial interests in a Global Registered Receipt, (1) the applicable Global Receipt Depository will make book-entry transfers among its participants and receive and transmit all payments and distributions in respect of the Global Registered Receipts to such participants, in each case, in accordance with its applicable procedures and arrangements, and (2) whenever any notice, payment or other communication to the Holders of Global Registered Receipts is required under this Deposit Agreement, the Corporation and the Depositary shall give all such notices, payments and communications specified herein to be given to such Holders to the applicable Global Receipt Depository.

If an Exchange Event has occurred with respect to any Global Registered Receipt, then, in any such event, the Depositary shall, upon receipt of a written order from the Corporation authorizing and directing the Depositary to execute and deliver individual definitive registered Receipts in exchange for such Global Registered Receipt, execute and deliver, individual definitive registered Receipts, in authorized denominations and of like tenor and terms in an aggregate principal amount equal to the principal amount of the Global Registered Receipt in exchange for such Global Registered Receipt. The Depositary shall have no duties, obligations or liability under this paragraph unless and until such order has been received by the Depositary.

Definitive registered Receipts issued in exchange for a Global Registered Receipt pursuant to this Section 2.10 shall be registered in such names and in such authorized denominations as the Global Receipt Depository for such Global Registered Receipt, pursuant to instructions from its participants, shall instruct the Depositary in writing. The Depositary shall deliver such Receipts to the Persons in whose names such Receipts are so registered.

Notwithstanding anything to the contrary in this Deposit Agreement, should the Corporation determine that the Receipts should be issued as a Global Registered Receipt, the parties hereto shall comply with the terms of any Letter of Representations.

ARTICLE III

CERTAIN OBLIGATIONS OF HOLDERS OF RECEIPTS AND THE CORPORATION

Section 3.1 Filing Proofs, Certificates and Other Information.

Any Holder of a Receipt may be required from time to time to file such proof of residence, or other matters or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Corporation may reasonably deem necessary or proper. The Depositary or the Corporation may withhold the delivery, or delay the registration of transfer or redemption, of any Receipt or the withdrawal of shares of Series F Preferred Stock represented by the Depositary Shares and evidenced by a Receipt or withhold or delay the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Section 3.2 Payment of Taxes or Other Governmental Charges.

Holders of Receipts shall be obligated to make payments to the Depositary of certain charges and expenses, as provided in Section 5.8. Registration of transfer of any Receipt or any withdrawal of shares of Series F Preferred Stock and all money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused until any such payment due is made, and any dividends, interest payments or other distributions may be withheld or any part of or all the Series F Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the Holder thereof (after attempting by reasonable means to notify such Holder prior to such sale), and such dividends, interest payments or other distributions or the proceeds of any such sale may be applied to any payment of such charges or expenses, with the Holder of such Receipt remaining liable for any deficiency.

Section 3.3 Warranty as to Series F Preferred Stock.

The Corporation hereby represents and warrants that the Series F Preferred Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Such representation and warranty shall survive the deposit of the Series F Preferred Stock and the issuance of the related Receipts.

Section 3.4 Warranty as to Depositary Shares.

The Corporation hereby represents and warrants that the Receipts, when issued, will represent legal and valid interests in the Series F Preferred Stock. Such representation and warranty shall survive the deposit of the Series F Preferred Stock and the related issuance of the Receipts.

ARTICLE IV

THE DEPOSITED SECURITIES; NOTICES

Section 4.1 Cash Distributions.

Whenever the Depositary, acting as dividend distributing agent, shall receive any cash dividend or other cash distribution on the Series F Preferred Stock, the Depositary shall, subject to Section 3.1 and Section 3.2, and if received and so long as such cash has been received by the bank or financial institution designated by the Depositary no less than 24 hours prior to the expected payment date, upon the written instructions from the Corporation, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such Holders; provided, however, that in case the Corporation or the Depositary shall be required to withhold and shall withhold from any cash dividend or other cash distribution in respect of the Series F Preferred Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. In the event that the calculation of any such cash dividend or other cash distribution to be paid to any Record Holder on the aggregate number of Depositary Shares held by such Record Holder results in an amount that is a fraction of a cent and that fraction of a cent is equal to or greater than $0.005, the amount the Depositary shall distribute to such Record Holder shall be rounded up to the next highest whole cent; otherwise, such fractional amount shall be disregarded by the Depositary and shall be added to and be treated as part of the next succeeding distribution. Each Holder of a Receipt shall provide the Depositary with its certified tax identification number on a properly completed Form W–8 or W–9, as may be applicable. Each Holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by the Depositary of a portion of any of the distributions to be made hereunder.

Section 4.2 Distributions Other than Cash, Rights, Preferences or Privileges.

Whenever the Depositary shall receive any distribution other than cash, rights, preferences or privileges upon the Series F Preferred Stock, the Depositary shall, subject to Section 3.1 and Section 3.2, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective number of Depositary Shares evidenced by such Receipts held by such Holders, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution. If in the opinion of the Depositary such distribution cannot be made proportionately among such Record Holders, or if for any other reason (including any requirement that the Corporation or the Depositary withhold an amount on account of taxes or charges) the Depositary deems, after consultation with the Corporation, such distribution not to be feasible, the Depositary may, with the approval of the Corporation, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, in a commercially reasonable manner. The net proceeds of any such sale shall, subject to Section 3.1 and Section 3.2, be distributed or made available for distribution, as the case may be, by the Depositary to Record Holders of Receipts as provided by Section 4.1 in the case of a distribution received in cash. The Corporation shall not make any distribution of securities or property (other than cash) to the Depositary and the Depositary shall not make any distribution of securities or property (other than cash) to the Holders of Receipts unless such securities or property have been registered under the Securities Act or the Corporation shall have provided an opinion of counsel, dated as of or prior to the date of such distribution, stating that such securities or property do not need to be registered under the Securities Act in connection with such distributions.

Section 4.3 Subscription Rights, Preferences or Privileges.

If the Corporation shall at any time offer or cause to be offered to the Persons in whose names the Series F Preferred Stock is recorded on the books of the Corporation any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be communicated to the Depositary and made available by the Depositary to the Record Holders of Receipts in such manner as the Corporation shall reasonably direct; provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges the Corporation determines that it is not lawful or (after consultation with the Depositary) not feasible to make such rights, preferences or privileges available to Holders of Receipts by the issue of warrants or otherwise, or (ii) if and to the extent so instructed by Holders of Receipts who do not desire to exercise such rights, preferences or privileges, then the Corporation, in its discretion (with the acknowledgement of the Depositary, in any case where the Corporation has determined that it is not feasible to make such rights, preferences or privileges available), may, if applicable laws or the terms of such rights, preferences or privileges permit such transfer, sell such rights, preferences or privileges at public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall be delivered to the Depositary and, if received, upon the written instructions of the Corporation and, subject to Section 3.1 and Section 3.2, be distributed by the Depositary to the Record Holders of Receipts entitled thereto as provided by Section 4.1 in the case of a distribution received in cash.

The Corporation shall notify the Depositary whether registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for Holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, and the Corporation agrees with the Depositary that it will file promptly a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges in compliance with the Securities Act to enable such Holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the Holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective or the Corporation shall have provided to the Depositary an opinion of counsel stating that the offering and sale of such securities to the Holders are exempt from registration under the provisions of the Securities Act.

The Corporation shall notify the Depositary whether any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to Holders of Receipts, and the Corporation agrees with the Depositary that the Corporation will use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges.

Section 4.4 Notice of Dividends, etc.; Fixing Record Date for Holders of Receipts.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, preferences or privileges shall at any time be offered, with respect to the Series F Preferred Stock, or whenever the Depositary shall receive notice of any meeting at which holders of the Series F Preferred Stock are entitled to vote or of which holders of the Series F Preferred Stock are entitled to notice, or whenever the Depositary and the Corporation shall decide it is appropriate, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Corporation with respect to or otherwise in accordance with the terms of the Series F Preferred Stock) for the determination of the Holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting or for any other appropriate reasons.

Section 4.5 Voting Rights.

Subject to the Certificate of Designation, upon receipt of notice from the Corporation of any meeting at which the holders of the Series F Preferred Stock are entitled to vote, the Depositary shall, if requested in writing and provided with all necessary information and documents, as soon as practicable thereafter, mail or transmit by such other method approved by the Depositary, in its reasonable discretion, to the Record Holders of Receipts, as determined on the record date set forth in Section 4.4, a notice prepared by the Corporation which shall contain (i) such information as is contained in such notice of meeting, (ii) a statement that the Holders of Receipts at the close of business on a specified record date fixed pursuant to Section 4.4 may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting rights pertaining to the shares of Series F Preferred Stock represented by their respective Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a Person designated by the Corporation), and (iii) a brief statement as to the manner in which such instructions may be given. Upon the written request of the Holders of Receipts on the relevant record date, the Depositary shall endeavor insofar as practicable to vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Series F Preferred Stock represented by the Depositary Shares evidenced by all Receipts as to which any particular voting instructions are received. The Corporation hereby agrees to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to vote such Series F Preferred Stock or cause such Series F Preferred Stock to be voted. In the absence of specific instructions from the Holder of a Receipt, the Depositary will not vote (but, at its discretion, may appear at any meeting with respect to such Series F Preferred Stock unless directed to the contrary by the Holders of all the Receipts) to the extent of the Series F Preferred Stock represented by the Depositary Shares evidenced by such Receipt. The Depositary shall not be required to exercise any discretion in voting any shares of the Series F Preferred Stock represented by the Depositary Shares evidenced by such Receipt.

Section 4.6 Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, etc.

Upon any change in par or stated value, split-up, combination or any other reclassification of the Series F Preferred Stock, subject to the Certificate of Designation, or upon any recapitalization, reorganization, merger or consolidation affecting the Corporation or to which it is a party, the Depositary shall, upon the written instructions of the Corporation setting forth any adjustment, (i) make such adjustments as are certified by the Corporation in the fraction of an interest represented by one Depositary Share in one share of Series F Preferred Stock and in the ratio of the redemption price per Depositary Share to the redemption price per share of Series F Preferred Stock, in each case as may be necessary fully to reflect the effects of such change in par or stated value, split-up, combination or other reclassification of the Series F Preferred Stock, or of such recapitalization, reorganization, merger or consolidation, as stated in such instructions and (ii) treat any securities or property (including cash) which shall be received by the Depositary in exchange for or upon conversion of or in respect of the Series F Preferred Stock as new deposited securities or property so received in exchange for or upon conversion or in respect of such Series F Preferred Stock. In any such case the Depositary shall, upon receipt of instructions of the Corporation, execute and deliver additional Receipts or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities or property. Anything to the contrary herein notwithstanding, Holders of Receipts shall have the right from and after the effective date of any such change in par or stated value, split-up, combination or other reclassification of the Series F Preferred Stock or any such recapitalization, reorganization, merger or consolidation to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Series F Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares and other securities and property and cash into which the Series F Preferred Stock represented by such Receipts might have been converted or for which such Series F Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction.

Section 4.7 Delivery of Reports.

The Depositary shall make available for inspection by Holders of Receipts at the Depositary’s Office and at such other places as it may from time to time deem advisable during normal business hours any reports and communications received from the Corporation, which are received by the Depositary and which the Corporation is required to furnish to the holders of the Series F Preferred Stock. In addition, the Depositary shall transmit, upon the request of the Corporation, certain notices and reports to the Holders of Receipts as provided in Section 5.6.

Section 4.8 Lists of Receipt Holders.

Reasonably promptly upon request from time to time by the Corporation, at the sole expense of the Corporation, the Registrar shall furnish to it a list, as of the most recent practicable date, of the names, addresses and holdings of Depositary Shares of all registered Holders of Receipts.

Section 4.9 Withholding.

Notwithstanding any other provision of this Deposit Agreement, in the event that the Depositary determines that any distribution in property is subject to any tax or other charge that the Depositary is obligated by law to withhold, the Depositary may dispose of, by public or private sale, all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes or charges to the Holders of Receipts entitled thereto in proportion to the number of Depositary Shares held by them, respectively; provided, however, that in the event the Depositary determines that such distribution of property is subject to withholding tax only with respect to some but not all Holders of Receipts, the Depositary will use its best efforts (i) to sell only that portion of such property distributable to such Holders that is required to generate sufficient proceeds to pay such withholding tax and (ii) to effect any such sale in such a manner so as to avoid affecting the rights of any other Holders of Receipts to receive such distribution in property.

ARTICLE V

THE DEPOSITARY, THE DEPOSITARY’S AGENTS, THE REGISTRAR AND THE CORPORATION

Section 5.1 Appointment of the Depositary.

The Corporation hereby appoints Broadridge to act as Depositary in accordance with the express terms and conditions hereof (and no implied terms or conditions), and Broadridge accepts this appointment. The Corporation acknowledges and agrees that Broadridge shall act as processor of all payments received from or made by or on behalf of the Corporation under this Deposit Agreement. Depositary is engaged in an independent business and will perform its obligations under this Deposit Agreement as an agent of the Corporation. Furthermore, all parties hereto acknowledge that Broadridge is a registered transfer agent and registrar and that, in the ordinary course of business, Broadridge tracks, records, and maintains (on behalf of its corporate issuer clients) the official record of ownership of its client’s securities. For the avoidance of doubt, the Corporation and each Holder of Receipts acknowledges that, notwithstanding the use of the term “Depositary” herein, (i) Broadridge is not a bank or a trust company, (ii) Broadridge does not “hold” any property (including securities or cash) on behalf of any party but rather, records the ownership of the Corporation’s equity securities on Broadridge’s books and records and coordinates wire payments with banks and financial institutions designated by Broadridge (currently Wells Fargo and US Bank), and (iii) nothing in this Deposit Agreement shall be construed as requiring Broadridge to hold property or assets or otherwise require Broadridge to perform any services that would require registration with any governmental authority as a bank or a trust company.

Section 5.2 Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar.

Upon execution of this Deposit Agreement, the Depositary shall maintain at the Depositary’s Office, facilities for the execution and delivery, registration and registration of transfer, surrender and exchange of Receipts, and at the offices of the Depositary’s Agents, if any, facilities for the delivery, registration of transfer, surrender and exchange of Receipts, all in accordance with the provisions of this Deposit Agreement.

The Depositary shall keep books at the Depositary’s Office for the registration and registration of transfer of Receipts. Upon direction from the Corporation and with reasonable notice to the Depositary, the Registrar shall open its books for inspection by the Record Holders of Receipts; provided that any such Record Holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such Person’s interest as an owner of Depositary Shares evidenced by the Receipts.

The Depositary or Registrar may close such books, at any time or from time to time, when deemed necessary or advisable by the Depositary, the Registrar, any Depositary’s Agent or the Corporation because of any requirement of law or of any government, governmental body or commission, stock exchange or any applicable self-regulatory body.

If the Receipts or the Depositary Shares evidenced thereby or the Series F Preferred Stock represented by such Depositary Shares shall be listed on one or more national securities exchanges, the Depositary may, with the written approval of the Corporation, appoint a Registrar (acceptable to the Corporation) for registration of the Receipts or Depositary Shares in accordance with any requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of any such exchange) may be removed and a substitute registrar appointed by the Depositary upon the request or with the approval of the Corporation. If the Receipts, Depositary Shares or the Series F Preferred Stock are listed on one or more other securities exchanges, the Depositary will, at the written request and expense of the Corporation, arrange such facilities for the delivery, registration, registration of transfer, surrender and exchange of such Receipts, Depositary Shares or Series F Preferred Stock as may be required by law or applicable securities exchange regulation.

Section 5.3 Prevention of or Delay in Performance by the Depositary, the Depositary’s Agents, the Registrar or the Corporation.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Corporation, as the case may be, shall incur any liability to any Holder of a Receipt if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or, in the case of the Depositary, the Depositary’s Agent or the Registrar, as the case may be, by reason of any provision, present or future, of the Corporation’s Amended and Restated Certificate of Incorporation (including the Certificate of Designation) or by reason of any act of God or war or other circumstance beyond the control of the relevant party, the Depositary, the Depositary’s Agent, the Registrar or the Corporation, as the case may be, shall be prevented or forbidden from, or subjected to any penalty on account of, doing or performing any act or thing which the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary’s Agent, any Registrar or the Corporation, as the case may be, incur liability to any Holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Deposit Agreement shall provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement except as otherwise explicitly set forth in this Deposit Agreement.

Section 5.4 Obligations of the Depositary, the Depositary’s Agents, the Registrar, the Transfer Agent and the Corporation.

Neither the Depositary nor any Depositary’s Agent nor any Registrar, any Transfer Agent nor the Corporation, as the case may be, assumes any obligation or shall be subject to any liability under this Deposit Agreement to Holders of Receipts or to any other Person (other than to the Corporation in accordance with the last sentence of this paragraph below) other than for its gross negligence, willful misconduct, fraud or bad faith (each as finally determined by a non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Deposit Agreement to the contrary, excluding the Depositary’s gross negligence, willful misconduct, fraud or bad faith, the aggregate liability of the Depositary, any Depositary’s Agent or the Registrar or Transfer Agent, as the case may be, to the Corporation under this Deposit Agreement, whether in contract, tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Corporation to the Depositary as fees and charges, but not including reimbursable expenses; provided, however, that in the event that such liability arises as a result of misappropriation of funds by the Depositary, any of the Depositary’s Agents (except for such Depositary’s Agents which are not employees of the Depositary), any Registrar or any Transfer Agent, as the case may be, through fraud or willful misconduct on the part of such Person (as finally determined by a non-appealable judgment of a court of competent jurisdiction), such limit shall not apply and such liability hereunder shall be instead limited to the amount of such misappropriated funds or the liability resulting from such fraud or willful misconduct.

NOTWITHSTANDING ANYTHING IN THIS DEPOSIT AGREEMENT TO THE CONTRARY, NEITHER THE DEPOSITARY, NOR THE DEPOSITARY’S AGENT NOR ANY REGISTRAR NOR THE TRANSFER AGENT NOR THE CORPORATION, AS THE CASE MAY BE, SHALL BE LIABLE IN ANY EVENT FOR SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS, DAMAGE TO REPUTATION OR LOST SAVINGS), EVEN IF THEY HAVE BEEN ADVISED OF THE LIKELIHOOD OF SUCH LOSS OR DAMAGE AND REGARDLESS OF THE FORM OF ACTION.

Neither the Depositary nor any Depositary’s Agent nor any Transfer Agent nor the Registrar nor the Corporation, as the case may be, shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Series F Preferred Stock, the Depositary Shares or the Receipts which in its opinion may involve it in expense or liability unless indemnity reasonably satisfactory to it against all expense and liability be furnished as often as may be required.

Neither the Depositary nor any Depositary’s Agent nor any Registrar nor the Transfer Agent nor the Corporation, as the case may be, shall be liable for any action or any failure to act by it in reliance upon information from any Person presenting Series F Preferred Stock for deposit, any Holder of a Receipt or any other Person believed by it, in the absence of bad faith, to be competent to give such information. The Depositary, any Depositary’s Agent, any Registrar, any Transfer Agent and the Corporation, as the case may be, may each rely and shall each be protected in acting upon or omitting to act upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

The Depositary, the Depositary’s Agent, any Registrar or Transfer Agent, as the case may be, shall not be responsible for any failure to carry out any instruction to vote any of the shares of the Series F Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action is not taken with gross negligence, willful misconduct, fraud or bad faith (each as finally determined by a non-appealable judgment of a court of competent jurisdiction). The Depositary undertakes, and any Depositary’s Agent, Registrar and any Transfer Agent, as the case may be, shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement, and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary or any Depositary’s Agent, Transfer Agent or Registrar.

The Depositary, its parent, Affiliates, or subsidiaries, and Depositary’s Agents, and any Transfer Agent or Registrar, as the case may be, may own and deal in any class of securities of the Corporation and its Affiliates and in Receipts or Depositary Shares or become pecuniarily interested in any transaction in which the Corporation or its Affiliates may be interested or contract with or lend money to or otherwise act as fully or as freely as if it were not the Depositary, the parent, Affiliate or subsidiary of the Depositary or the Depositary’s Agent or Transfer Agent or Registrar hereunder. The Depositary may also act as transfer agent, trustee, or registrar of any of the securities of the Corporation and its Affiliates or act in any other capacity for the Corporation or its Affiliates.

The Depositary shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Deposit Agreement or of the Receipts, the Depositary Shares or the Series F Preferred Stock nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depositary shall not be responsible for advancing funds on behalf of the Corporation and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.

In the event the Depositary, the Depositary’s Agents, any Transfer Agent or Registrar, as the case may be, reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Depositary, the Depositary’s Agents, any Transfer Agent or Registrar hereunder, or in the administration of any of the provisions of this Deposit Agreement, the Depositary, the Depositary’s Agents, any Transfer Agent or Registrar shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depositary, the Depositary’s Agents, any Transfer Agent or Registrar may, in its sole discretion upon providing written notice to the Corporation, refrain from taking any action and the Depositary, the Depositary’s Agents, any Transfer Agent or Registrar shall be fully protected and shall not be liable in any way to the Corporation, any Holders of Receipts or any other Person or entity for refraining from taking such action, unless the Depositary, the Depositary’s Agents, any Transfer Agent or Registrar receives written instructions or a certificate signed by a duly authorized officer of the Corporation which eliminates such ambiguity or uncertainty to the satisfaction of the Depositary or which proves or establishes the applicable matter to the satisfaction of the Depositary, the Depositary’s Agents, any Transfer

Agent or Registrar or which proves or establishes the applicable matter to the satisfaction of the Depositary, the Depositary’s Agents, any Transfer Agent or Registrar. Such written instructions shall be full and complete authorization to the Depositary, the Depositary’s Agents, any Transfer Agent or Registrar, as the case may be, and the Depositary, the Depositary’s Agents, any Transfer Agent or Registrar shall incur no liability for or in respect of any action taken, suffered or omitted by it under the provisions of this Deposit Agreement in reliance upon such written instructions.

In the event the Depositary, the Depositary’s Agent, the Registrar or the Transfer Agent, as the case may be, shall receive conflicting claims, requests or instructions from any Holders of Receipts, on the one hand, and the Corporation, on the other hand, the Depositary, the Depositary’s Agent, the Registrar or the Transfer Agent, as the case may be, shall be entitled to act on such claims, requests or instructions received from the Corporation, and shall incur no liability and shall be entitled to the full indemnification set forth in Section 5.7 hereof in connection with any action so taken.

It is intended that the Depositary shall not be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary is acting only in a ministerial capacity as Depositary for the deposited Series F Preferred Stock. The Depositary will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Receipts, the shares of the Series F Preferred Stock or Depositary Shares; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements required to be complied by it under law or this Deposit Agreement as Depositary.

Neither the Depositary (or its officers, directors, employees or agents), any Depositary’s Agent nor any Registrar or any Transfer Agent makes any representation or has any responsibility as to the validity of any registration statement pursuant to which the Depositary Shares may be registered under the Securities Act, the deposited Series F Preferred Stock, the Depositary Shares, the Receipts (except its countersignature thereon) or any instruments referred to therein or herein, or as to the correctness of any statement made in any such registration statement or herein; provided, however, that the Depositary is responsible for its representations in this Deposit Agreement.

The Depositary assumes no responsibility for the correctness of the description that appears in the Receipts. Notwithstanding any other provision herein or in the Receipts, the Depositary makes no warranties or representations as to the validity or genuineness of any shares of the Series F Preferred Stock at any time deposited with the Depositary hereunder or of the Depositary Shares, as to the validity or sufficiency of this Deposit Agreement, as to the value of the Depositary Shares or as to any right, title or interest of the Record Holders of Receipts in and to the Depositary Shares. The Depositary shall not be accountable for the use or application by the Corporation of the Depositary Shares or the Receipts or the proceeds thereof.

The Depositary, Depositary’s Agent, any Registrar, and any Transfer Agent hereunder:

(i) shall have no duties or obligations other than those specifically set forth herein (and no implied duties or obligations), or as may subsequently be agreed to in writing by the parties;

(ii) shall have no obligation to make payment hereunder unless the Corporation shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full amounts due and payable with respect thereto;

(iii) shall not be obligated to take any legal or other action hereunder; if, however, the Depositary determines to take any legal or other action hereunder except as expressly set forth herein, and, where the taking of such action might in the Depositary’s judgment subject or expose it to any expense or liability, the Depositary shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

(iv) may rely on and shall be authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Depositary and reasonably believed by the Depositary to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;

(v) may rely on and shall be authorized and protected in acting or failing to act upon the written, telephonic, electronic and oral instructions, with respect to any matter relating to the Depositary’s actions as Depositary covered by this Deposit Agreement (or supplementing or qualifying any such actions) of officers of the Corporation;

(vi) shall not be called upon at any time to advise any Person with respect to the shares of the Series F Preferred Stock or Receipts;

(vii) shall not have any liability for or be under any responsibility in respect of any breach by the Corporation of any covenant or condition contained in this Deposit Agreement;

(viii) shall not assume any obligations or relationship of agency or trust with any of the owners or holders of Series F Preferred Stock or Receipts;

(ix) shall not be liable or responsible for any recital or statement contained in any documents relating hereto or the shares of the Series F Preferred Stock or Receipts; and

(x) shall not be liable in any respect on account of the identity, authority or rights of the parties (other than with respect to the Depositary) executing or delivering or purporting to execute or deliver this Deposit Agreement or any documents or papers deposited or called for under this Deposit Agreement.

The obligations of the Corporation set forth in this Section 5.4 shall survive the replacement, removal or resignation of the Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Deposit Agreement.

Section 5.5 Resignation and Removal of the Depositary; Appointment of Successor Depositary.

The Depositary may at any time resign as Depositary hereunder by delivering notice of its election to do so to the Corporation, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided. In the event any transfer agency relationship in effect between the Corporation and the Depositary terminates, the Depositary will be deemed to have resigned automatically and be discharged from its duties under this Deposit Agreement effective upon the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided.

The Depositary may at any time be removed by the Corporation by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided.

In case at any time the Depositary acting hereunder shall resign or be removed, the Corporation shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a Person having its principal office in the United States of America and having either (x) a combined capital and surplus or (y) net assets, along with its Affiliates, of at least $50,000,000. In the event of such removal or resignation, the Corporation will appoint a successor depositary and inform the Depositary of the name and address of any successor depositary so appointed, provided that no failure by the Corporation to appoint such a successor depositary shall affect the termination of this Deposit Agreement or the discharge of the Depositary as depositary hereunder. Upon payment of all outstanding fees and expenses hereunder, the Depositary shall promptly forward to the successor depositary or its designee any shares of stock held by it and any certificates, letters, notices and other documents that the Depositary may receive after its appointment has so terminated.

If no successor Depositary shall have been so appointed and have accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary may petition any court of competent jurisdiction for the appointment of a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor and to the Corporation an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor, upon payment of all sums due it and on the written request of the Corporation, shall promptly execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Series F Preferred Stock and any moneys or property held hereunder to such successor, and shall deliver to such successor a list of the Record Holders of all outstanding Receipts and such records, books and other information in its possession relating thereto.

Any Person into or with which the Depositary may be merged, consolidated or converted, or any Person to which all or a substantial part of the assets of the Depositary may be transferred or which succeeds to the shareholder services business of the Depositary shall be the successor of the Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may authenticate the Receipts in the name of the predecessor Depositary or its own name as successor Depositary.

The removal or resignation of the Depositary shall automatically be deemed to be a removal of the Depositary as Registrar and Transfer Agent herein without any further act or deed.

Section 5.6 Corporate Notices and Reports.

The Corporation agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt of all necessary information and documents, transmit to the Record Holders of Receipts, in each case at the addresses recorded in the Depositary’s or Registrar’s books, copies of all notices and reports (including without limitation financial statements) required by law, by the rules of any national securities exchange upon which the Series F Preferred Stock, the Depositary Shares or the Receipts are listed or by the Corporation’s Restated Certificate of Incorporation, as amended (including the Certificate of Designation), to be furnished to the Record Holders of Receipts. Such transmission will be at the Corporation’s expense and the Corporation will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the Record Holders of Receipts at the Corporation’s expense such other documents as may be requested by the Corporation.

Section 5.7 Indemnification by the Corporation.

The Corporation shall indemnify the Depositary, any Depositary’s Agent and any Registrar and any Transfer Agent (including each of their officers, directors, agents and employees) against, and hold each of them harmless from and against, any fee, loss, claim, damage, cost, penalty, fine, judgment, liability or expense (including the reasonable costs and expenses of its legal counsel) which may arise out of acts taken, suffered or omitted to be taken in connection with its acting as Depositary, Depositary’s Agent, Registrar or Transfer Agent, respectively, under this Deposit Agreement (including, without limitation, the enforcement of this Deposit Agreement) and the Receipts by the Depositary, any Registrar or any of their respective agents (including any Depositary’s Agent) and any transactions or documents contemplated hereby, except for any liability arising out of gross negligence, willful misconduct, fraud or bad faith (each as finally determined by a non-appealable judgment of a court of competent jurisdiction) on the respective parts of any such Person or Persons. The obligations of the Corporation and the rights of the Depositary set forth in this Section 5.7 shall survive any succession of any Depositary, Registrar, Transfer Agent or Depositary’s Agent or termination of this Deposit Agreement.

Section 5.8 Fees, Charges and Expenses.

The Corporation agrees promptly to pay the Depositary the compensation to be agreed upon with the Corporation for all services rendered by the Depositary, Depositary’s Agent, Registrar and Transfer Agent hereunder and to reimburse the Depositary for its reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Depositary, Depositary’s Agent, Registrar and Transfer Agent without gross negligence, willful misconduct, fraud or bad faith on its part (each as finally determined by a non-appealable judgment of a court of competent jurisdiction) in connection with the services rendered by such Depositary, Depositary’s Agent, Registrar and Transfer Agent, as the case may be, hereunder. The Corporation shall pay all charges of the Depositary in connection with the initial deposit of the Series F Preferred Stock and the initial issuance of the Depositary Shares, all withdrawals of shares of Series F Preferred Stock by owners of Depositary Shares, and any redemption or exchange of the Series F Preferred Stock at the option of the Corporation. The Corporation shall pay all transfer and other taxes and charges arising solely from the existence of the depositary arrangements. All other transfer and other taxes and charges shall be at the expense of Holders of Depositary Shares evidenced by Receipts. If, at the request of a Holder of Receipts, the Depositary incurs charges or expenses for which the Corporation is not otherwise liable hereunder, such Holder will be liable for such charges and expenses; provided, however, that the Depositary may, at its sole option, require a Holder of a Receipt to prepay the Depositary any charge or expense the Depositary has been asked to incur at the request of such Holder of Receipts. The Depositary shall present its statement for charges and expenses to the Corporation at such intervals as the Corporation and the Depositary may agree.

ARTICLE VI

AMENDMENT AND TERMINATION

Section 6.1 Amendment.

The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Corporation and the Depositary in any respect which they may deem necessary or desirable; provided, however, that no such amendment (other than any change in the fees of any Depositary, Depositary’s Agent, Transfer Agent, or Registrar, as the case may be) which shall materially and adversely alter the rights of the Holders of Receipts shall be effective against the Holders of Receipts unless such amendment shall have been approved by the Holders of Receipts representing in the aggregate at least 66 2/3% of the Depositary Shares then outstanding. Every Holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right, subject to the provisions of Section 2.5 and Section 2.6 and Article III, of any owner of Depositary Shares to surrender any Receipt evidencing such Depositary Shares to the Depositary with instructions to deliver to the Holder the Series F Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency or commission, or applicable securities exchange. As a condition precedent to the Depositary’s execution of any amendment, the Corporation shall deliver to the Depositary a certificate from a duly authorized officer of the Corporation that states that the proposed amendment is in compliance with the terms of this Section 6.1.

Section 6.2 Termination.

This Deposit Agreement may be terminated by the Corporation at any time upon not less than 60 days prior written notice to the Depositary, in which case, at least 30 days prior to the date fixed in such notice for such termination, the Depositary will mail notice of such termination to the record Holders of all Receipts then outstanding. If any Receipts shall remain outstanding after the date of termination of this Deposit Agreement, the Depositary thereafter shall discontinue the transfer of Receipts, shall suspend the distribution of dividends to the Holders of the Receipts thereof and shall not give any further notices (other than notice of such termination) or perform any further acts under this Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to the Series F Preferred Stock, and shall continue to deliver the shares of Series F Preferred Stock and any money and other property, if any, represented by Receipts upon surrender thereof by the Holders of Receipts thereof. At any time after the expiration of two years from the date of termination, as may be instructed by the Corporation in writing, the Depositary shall (i) sell the shares of the Series F Preferred Stock then held hereunder at public or private sale, at such places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property held by it hereunder, without liability for interest, for the benefit, pro rata in accordance with their holdings, of the Holders of Receipts that have not theretofore been surrendered, or (ii) return such shares of Series F Preferred Stock to the Corporation. After making such sale, the Depositary shall be discharged from all obligations under this Deposit Agreement except to account for such net proceeds and money and other property. The Depositary shall continue to receive its fees and expenses after termination of this Deposit Agreement so long as the Depositary continues to provide services in connection with this Deposit Agreement.

Subject to the first paragraph of this Section 6.2, this Deposit Agreement may be terminated by the Corporation or the Depositary only if (i) all outstanding Depositary Shares issued hereunder have been redeemed pursuant to Section 2.8, (ii) there shall have been made a final distribution in respect of the Series F Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution shall have been distributed to the Holders of Receipts representing Depositary Shares pursuant to Section 4.1 or Section 4.2, as applicable, or (iii) upon the consent of Holders of Receipts representing in the aggregate not less than 66 2/3% of the Depositary Shares outstanding.

Upon the termination of this Deposit Agreement, the Corporation shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary’s Agent and any Registrar under Section 5.7 and Section 5.8; provided, however, that Section 5.3 and Section 5.7 shall survive the termination of this Deposit Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Counterparts.

This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. A signature to this Deposit Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 7.2 Exclusive Benefit of Parties.

This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other Person whatsoever. The Holders of Receipts must enforce any legal or equitable right, remedy or claim under this Deposit Agreement against the Corporation and not the Depositary.

Section 7.3 Invalidity of Provisions.

In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

Section 7.4 Notices.

Any and all notices, requests, orders, approvals, instructions or directions to be given to the Corporation hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or a nationally recognized overnight delivery service, or by facsimile transmission or electronic mail, confirmed either by (a) telephone with the recipient of such facsimile transmission or electronic mail or (b) letter, addressed to the Corporation at:

First Citizens BancShares, Inc.

4300 Six Forks Road

Raleigh, North Carolina 27609

Attention: Matthew G.T. Martin

Email: Matt.Martin@firstcitizens.com

or at any other addresses of which the Corporation shall have notified the Depositary in writing.

Any and all notices, requests, orders, approvals, instructions or directions to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or a nationally recognized overnight delivery service, or by facsimile transmission or electronic mail, confirmed either by (a) telephone with the recipient of such facsimile transmission or electronic mail or (b) letter, addressed to the Depositary at:

Broadridge Corporate Issuer Solutions, LLC

51 Mercedes Way

Edgewood, NY 11717

Attention: General Counsel

Email: legalnotices@broadridge.com

With a copy to (which copy shall not constitute notice):

Broadridge Financial Solutions, Inc.

2 Gateway Center

Newark, New Jersey 07102

Attention: General Counsel

Email: legalnotices@broadridge.com

or at any other addresses of which the Depositary shall have notified the Corporation in writing.

Any and all notices to be given to any Record Holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered, sent by a nationally recognized overnight delivery service or sent by mail or facsimile transmission, confirmed by letter, addressed to such Record Holder at the address of such Record Holder as it appears on the books of the Depositary, or if such Holder shall have timely filed with the Depositary a request that notices intended for such Holder be mailed to some other address, at the address designated in such request.

Delivery of a notice sent by mail or by facsimile transmission shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission) is deposited, postage prepaid, in a post office letter box. The Depositary or the Corporation may, however, act upon any facsimile transmission received by it from the other or from any Holder of a Receipt, notwithstanding that such facsimile transmission shall not subsequently be confirmed by letter or as aforesaid.

Section 7.5 Depositary’s Agents.

The Depositary may from time to time appoint Depositary’s Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary’s Agents and vary or terminate the appointment of such Depositary’s Agents. The Depositary will promptly notify the Corporation of any such action.

Section 7.6 Appointment of Registrar, Dividend Disbursing Agent and Redemption Agent in Respect of the Receipts.

The Corporation hereby appoints Broadridge as Registrar, Transfer Agent, dividend disbursing agent and redemption agent in respect of the Receipts, and Broadridge hereby accepts such respective appointments.

Section 7.7 Holders of Receipts Are Parties.

The Holders of Receipts from time to time shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts by acceptance of delivery thereof.

Section 7.8 Governing Law.

This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable conflict of laws principles.

Section 7.9 Inspection of Deposit Agreement.

Copies of this Deposit Agreement shall be filed with the Depositary and the Depositary’s Agents and shall be made available for inspection during business hours upon reasonable notice to the Depositary by any Holder of a Receipt.

Section 7.10 Headings.

The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

Section 7.11 Force Majeure.

Notwithstanding anything to the contrary contained herein, the Depositary will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, pandemics, epidemics, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

Section 7.12 Further Assurances.

Each of the Corporation and the Depositary, respectively, agrees that it will perform, acknowledge, and deliver or cause to be performed, acknowledged or delivered, all such further and other acts, documents, instruments and assurances as the Depositary or the Corporation, respectively, may reasonably require in connection with the performance of this Deposit Agreement.

Section 7.13 Confidentiality.

The Depositary and the Corporation agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information and the fees for services, which are exchanged or received pursuant to the negotiation or the carrying out of this Deposit Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other Person, except as may be required by law or legal process. However, each party may disclose relevant aspects of the other party’s confidential information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Deposit Agreement and such disclosure is not prohibited by applicable law. To avoid doubt, the parties hereto shall not be required to keep the terms of this Deposit Agreement confidential. To the extent Depositary processes personal information that would constitute EU Personal Data as defined under Regulation (EU) 2016/679 (General Data Protection Regulation), Depositary will comply with the provisions of the Broadridge GDPR Annex, found at https://www.broadridge.com/GDPR-Annex by using password ICS54903.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Corporation and the Depositary have duly executed this Deposit Agreement as of the day and year first above set forth, and all Holders of Receipts shall become parties hereto by and upon acceptance by them of delivery of Receipts issued in accordance with the terms hereof.

FIRST CITIZENS BANCSHARES, INC.

By:	/s/ Craig L. Nix
Name:	Craig L. Nix
Title:	Chief Financial Officer

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, as Depositary

By	/s/ John P. Dunn
Name:	John P. Dunn
Title:	Senior Vice President

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, as Transfer Agent and Registrar for the shares of the Corporation’s Series F Preferred Stock

By	/s/ John P. Dunn
Name:	John P. Dunn
Title:	Senior Vice President

[Signature Page to Deposit Agreement]

EXHIBIT A

[FORM OF FACE OF RECEIPT]

[IF GLOBAL RECEIPT IS ISSUED: UNLESS THIS GLOBAL RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE DEPOSITARY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY RECEIPT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE DEPOSIT AGREEMENT REFERRED TO BELOW.]

DEPOSITARY SHARES,

EACH REPRESENTING 1/100th OF ONE SHARE

OF

7.500% NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES F

OF

FIRST CITIZENS BANCSHARES, INC.

SEE REVERSE FOR CERTAIN DEFINITIONS

Dividend Payment Dates: Beginning December 15, 2026, each March 15, June 15, September 15, and December 15.

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, as Depositary (the “Depositary”), hereby certifies that it is the registered owner of 300,000 depositary shares (“Depositary Shares”), each Depositary Share representing 1/100th of one share of 7.500% Non-Cumulative Perpetual Preferred Stock, Series F, liquidation preference of $100,000 per share, par value $0.01 per share (the “Series F Preferred Stock”), of First Citizens BancShares, Inc., a Delaware corporation (the “Corporation”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement, dated as of September 14, 2026 (the “Deposit Agreement”), among the Corporation, the Depositary and the Holders from time to time of the Receipts. By accepting this Depositary Receipt, the Holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by the manual, electronic or facsimile signature of a duly authorized officer and, if a Registrar for the Receipts (other than the Depositary) shall have been appointed, countersigned by such Registrar by the manual, electronic or facsimile signature of a duly authorized officer thereof.

Dated:	Dated:

Broadridge Corporate Issuer Solutions, LLC, as Depositary	Broadridge Corporate Issuer Solutions, LLC, as Transfer Agent and Registrar

By:	By:
Authorized Officer	Authorized Officer

A-1

[FORM OF REVERSE OF RECEIPT]

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH REGISTERED HOLDER OF RECEIPTS WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OF THE CERTIFICATE OF DESIGNATION OF 7.500% NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES F OF FIRST CITIZENS BANCSHARES, INC. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE OF THIS RECEIPT.

The Corporation will furnish without charge to each registered Holder of Receipts who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation, and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or to the Registrar.

EXPLANATION OF ABBREVIATIONS

The following abbreviations when used in the form of ownership on the face of this certificate shall be construed as though they were written out in full according to applicable laws or regulations. Abbreviations in addition to those appearing below may be used.

Abbreviation	Abbreviation	Abbreviation	Equivalent Word
JT TEN	As joint tenants, with right of survivorship and not as tenants in common	TEN BY ENT	As tenants by the entireties
TEN IN COM	As tenants in common	UNIF GIFT MIN ACT	Uniform Gifts to Minors Act

Abbreviation	Equivalent Word	Abbreviation	Equivalent Word	Abbreviation	Equivalent Word
ADM	Administrator(s), Administratrix	EX	Executor(s), Executrix	PL	Public Law
AGMT	Agreement	FBO	For the benefit of	TR	(As) trustee(s), for, of
ART	Article	FDN	Foundation	U	Under
CH	Chapter	GDN	Guardian(s)	UA	Under Agreement
CUST	Custodian for	GDNSHP	Guardianship	UW	Under will of, Of will of, Under last will & testament
DEC	Declaration	MIN	Minor(s)
EST	Estate, of Estate of	PAR	Paragraph

A-2

ASSIGNMENT

For value received, _______________ hereby sell(s), assign(s) and transfer(s) unto

INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

Depositary Shares represented by the within Receipt, and do(es) hereby irrevocably constitute and appoint Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.

Dated:	Signed:

NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt in every particular, without alteration or enlargement or any change whatsoever.

SIGNATURE GUARANTEED

NOTICE: If applicable, the signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

A-3